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                                                                     EXHIBIT 5.1




                                 July 7, 1998



ITEQ, Inc.
2727 Allen Parkway, Suite 760
Houston, Texas 77019

         Re:     OPINION AS TO LEGALITY OF COMMON STOCK OF ITEQ, INC.

Gentlemen:

         We have examined the certificate of incorporation and bylaws, both as amended to date, and the corporate proceedings of ITEQ, Inc. ("Company"), relating to the registration under the Securities Act of 1933, as amended, of 742,039 shares of Common Stock, $.001 par value, which are being registered on behalf of certain Selling Stockholders and have made such other examinations as we deem necessary in the premises, and from such examinations we are of the opinion that:

         1. The Company is a validly organized and existing corporation under the laws of the State of Delaware.

         2. The 742,039 shares of Common Stock to be sold by the Selling Stockholders are validly issued, fully paid and non-assessable outstanding securities of the Company.

         We consent to the use of this opinion and the reference to our firm in the Registration Statement and Prospectus.

                                             Very truly yours,


                                             /s/   Porter & Hedges, L.L.P.

                                             PORTER & HEDGES, L.L.P.